PIMCO Funds

Supplement Dated November 7, 2016 to the Real Return
Strategy Funds Prospectus
dated July 29, 2016, as supplemented from time to time
(the Prospectus)

Disclosure Related to the PIMCO Real Return Fund, PIMCO
Real Return Asset Fund, PIMCO CommodityRealReturn Strategy Fund(r) and PIMCO RealEstateRealReturn Strategy Fund (the Funds)

Principal Investment Strategies

The Fund invests primarily in investment grade securities, but may invest up to 10% of its total assets in high yield securities (junk bonds) rated B or higher by Moodys Investors Service, Inc. (Moodys), or equivalently rated by Standard & Poors Ratings Services (S&P) or
Fitch, Inc. (Fitch), or, if unrated, determined by PIMCO to be of comparable quality (except that within such 10% limitation, the Fund may invest in mortgage related securities rated below B).

The Fund invests primarily in investment grade securities, but may invest up to 20% of its total assets in high yield securities (junk bonds) rated
B or higher by Moody's Investors Service, Inc. (Moodys), or equivalently rated by Standard & Poors Ratings Services (S&P) or
Fitch, Inc. (Fitch), or, if unrated, determined by PIMCO to be of comparable quality (except that within such 20% limitation, the Fund may invest in mortgage related securities rated below B).

The Fund may invest up to 10% of its total assets in high yield securities (junk bonds) rated B or higher by Moody's Investors Service, Inc. (Moodys), or equivalently rated by Standard & Poors Ratings Services
(S&P) or Fitch, Inc. (Fitch), or, if unrated, determined by PIMCO to be of comparable quality (except that within such 10% limitation, the Fund may invest in mortgage related securities rated below B).